Exhibit 99.1

IMPLANT SCIENCES ANNOUNCES STRATEGIC ALLIANCE WITH RAPISCAN DIVISION OF OSI SYSTEMS, INC.

AGREEMENT WITH RAPISCAN SYSTEMS TO PROVIDE WORLDWIDE DISTRIBUTION, COOPERATIVE DEVELOPMENT AND MANUFACTURING SUPPORT FOR QUANTUM SNIFFER EQUIPMENT

WAKEFIELD, MA…March 29, 2005…Implant Sciences Corporation (AMEX: “IMX”, “IMX.WS”) a developer and manufacturer of products for national security, medicine and industry, today announced the execution of a definitive agreement with Rapiscan Systems Inc. (“Rapiscan”), the wholly owned subsidiary of OSI Systems, Inc. responsible for the development, manufacture, marketing and sales of security equipment.  The definitive agreement establishes a strategic alliance between Implant and Rapiscan which i) we believe enables Implant to leverage Rapiscan’s well-established worldwide distribution network for the marketing, sales and servicing of Implant’s currently available Quantum SnifferTM (“QSTM”) handheld and desktop explosives detection equipment, as well as new products to be jointly developed; ii) establishes a cooperative development program for certain new products for the security market; and iii) provides Implant access to OSI’s manufacturing capabilities that could improve the product cost, capacity and build time.

Prior to the forging of this important strategic relationship between Implant and Rapiscan, the Company believed that there were only two competitors possessing the technologies to effectively bundle both trace detection and bulk detection equipment for use at important security locations, such as airport security checkpoints.  With this new alliance, the Company believes that Rapiscan and Implant should also be able to bundle the existing QSTM trace explosives detection equipment with Rapiscan’s well-known suite of security and inspection products and effectively compete with these companies.  In addition, Rapiscan should be able to employ its domestic and international distribution channels to increase the market awareness and penetration of the existing QSTM explosives detection equipment on a stand-alone basis.  Under the terms of the agreement, Rapiscan will sell and service, on a private-label basis, Implant’s technology under the Rapiscan label as well as permit Implant to sell and service its existing equipment to its own customers.

The Company has always maintained that the QSTM technology is clearly differentiated from competitive products as a result of being a non-contact device that detects explosives vapors directly as opposed to hand wiping of trace explosives particles as our competitors presently do.  As a result, we believe that our QSTM technology can be successfully integrated with widely utilized equipment such as belt-driven baggage X-ray machines to facilitate automation of the checkpoint screening process for explosive materials as well as weapons.  The  cooperative development program should enable Implant and Rapiscan to develop new products, such as integrated Trace/X-ray baggage screening equipment, that could leverage our respective trace and bulk detection technologies to facilitate the automation of screening of both checked and carry-on baggage.

Mr. Deepak Chopra, Chairman and CEO of OSI Systems, Inc. stated, “We believe Implant has a trace detection technology which is differentiated from the competition.  This broad spectrum agreement and relationship should enable Rapiscan to continue offering “best of breed” security and inspection products.  This alliance should enable Rapiscan to further leverage its global manufacturing and distribution infrastructure and contribute to increased shareholder value.”

Dr. Anthony J. Armini, PhD., CEO of Implant Sciences, commented, “Our strategy to form a strategic alliance to exploit our current explosives detection products and develop new products has been clear.  Although the process of identifying the right partner and terms was long, and at times difficult, we believe the end result of this process will be rewarding to our Company and to our shareholders.  I could not be more pleased with the alliance formed with Rapiscan.  Rapiscan is a well known leader in the security marketplace, with an installed base of more than 50,000 security and inspection systems worldwide.  Rapiscan was the ideal choice because of the synergies between our explosives vapor detection technology and Rapiscan’s belt-driven x-ray equipment.  But the success of a relationship, such as the one we have established with Rapiscan, goes beyond the demonstrated distribution channel and name recognition of a partner.  We believe Rapiscan possesses a management team that we can respect and work with cooperatively to expand both of our businesses in the security marketplace.  I am confident that this alliance with Rapiscan will prove to be a win-win relationship for the respective companies and their shareholders.”

Dr. Armini further stated, “I am sure that there will be many questions regarding this strategic alliance.  I look forward to joining Mr. Deepak Chopra, Chairman & CEO of OSI Systems Inc. in a joint conference call to discuss this relationship, and what it means to Implant and Rapiscan.  However, I would like everyone to understand that for reasons of competition and confidentiality we will not be able to get into the specific numbers or details of the strategic alliance agreement itself.  I would also like to extend my appreciation to Mr. Sanjeev Chitre of The Ugroup, a San Jose based strategic advisory firm, who was instrumental in bringing Implant and Rapiscan together and negotiating this most important alliance.”

Joint Conference Call

Dr. Anthony J. Armini and Mr. Deepak Chopra will host a joint conference call on Wednesday, March 30, 2005 at 4:10 PM Eastern Time to discuss the strategic alliance between Implant and Rapiscan, followed by a Q&A session.  The call can be accessed by dialing: 800-901-5241 within the U.S. or 617-786-2963 outside the U.S. and entering the passcode: 79152679.  Participants are asked to call the assigned number approximately 5 minutes before the conference call begins.  A replay of the conference call will be available two hours after the call for the following two business days by dialing: 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering passcode: 10579390.

About Implant Sciences

Implant Sciences, incorporated in 1984, is using its core ion technology to develop, manufacture and market products for the homeland security, semiconductor and medical device industries.  The Company has developed and commercialized portable and bench-top trace element detection devices to identify explosives.  In addition, to its other cancer treatment products the Company recently received an FDA 510k approval for its new radioactive source for the use in the treatment of breast cancer.  For further details on the Company and its products please visit the Company’s website at www.implantsciences.com.

About Rapiscan Systems

Rapiscan Systems, a wholly owned subsidiary of OSI Systems, Inc. is a leading supplier of high quality security inspection solutions utilizing X-ray and gamma-ray imaging, and advanced threat identification techniques such as neutron and diffraction analysis.  The company’s products are sold into four market segments; Baggage and Parcel Inspection, Cargo and Vehicle Inspection, Hold Baggage Screening and People Screening.  The company has an installed base globally of more than 50,000 security and inspection systems. The Rapiscan Systems product line, marketed under the Rapiscan and Metor brand names, is manufactured at four locations and supported by a global support service network.  For more information on Rapiscan Systems, please visit www.rapiscansystems.com.

Implant Sciences believes that this release contains forward-looking statements that are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission.

For further information contact:

Aurelius Consulting Group:	Implant Sciences Corporation:
Dave Gentry 407/644-4256	David C. Volpe, 508/523-3141
dave@aurcg.com	dvolpe@implantsciences.com
www.runonideas.com	www.implantsciences.com